Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Second Quarter Ended March 31, 2022

McLean, VA, May 3, 2022: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2022. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2022	December 31, 2021	Change	% Change
Total investment income	$17,260	$16,167	$1,093	6.8%
Total expenses, net of credits	(8,565)	(7,007)	(1,558)	22.2

Net investment income	8,695	9,160	(465)	(5.1)
Net investment income per common share	0.25	0.27	(0.02)	(7.4)
Cash distribution per common share	0.195	0.195	—	—
Net realized gain (loss)	233	13,180	(12,947)	(98.2)
Net unrealized appreciation	(625)	(10,237)	9,612	(93.9)
Net increase in net assets resulting from operations	8,303	12,103	(3,800)	(31.4)
Weighted average yield on interest-bearing investments	10.2%	10.3%	(0.1)%	(1.0)
Total invested	$10,775	$110,794	$(100,019)	(90.3)
Total repayments and net proceeds	50,858	96,799	(45,941)	(47.5)

As of:	March 31, 2022	December 31, 2021	Change	% Change
Total investments, at fair value	$537,703	$576,595	$(38,892)	(6.7)%
Fair value, as a percent of cost	100.0%	100.1%	(0.1)%	(0.1)
Net asset value per common share	$9.49	$9.44	$0.05	0.5

First Fiscal Quarter 2022 Highlights:

•

Portfolio Activity: Invested $10.8 million in existing portfolio companies. Received $50.9 million in repayments and net proceeds, primarily from the exits of two portfolio companies at par and the repayment of our debt investment in NetFortris Corp. at par.

•	Net Investment Income: NII of $8.7 million for the quarter covered distributions by 130%.

•	Net Asset Value: Increased from December 31, 2021, to $325.5 million, or $9.49 per share, as of March 31, 2022.

•	Debt to Equity: As of March 31, 2022, our debt-to-equity ratio was a conservative 68.5%.

First Fiscal Quarter 2022 Results:

Total investment income during the quarters ended March 31, 2022 and December 31, 2021 was $17.3 million and $16.2 million, respectively. Interest income was relatively unchanged quarter over quarter whereas other income increased by $1.0 million, or 30.2%, over the previous quarter primarily due to $3.2 million in success fees received in connection with the repayment of our debt investment in NetFortris Corp.

Total expenses increased by 22.2% quarter over quarter, primarily due to a $1.8 million increase in the net base management fee as the reduction in new deal originations and closing fees remitted to the management company reduced the portfolio company fee credits quarter over quarter.

Net investment income for the quarter ended March 31, 2022 was $8.7 million, a decrease of 5.1%, as compared to the prior quarter, or $0.25 per share and covered the dividends paid by 130%.

The net increase in net assets resulting from operations was $8.3 million, or $0.24 per share, for the quarter ended March 31, 2022, compared to $12.1 million, or $0.35 per share, for the quarter ended December 31, 2021. The current quarter increase was driven by $8.7 million of net investment income, partially offset by $0.4 million of net asset depreciation for the quarter.

Subsequent Events: Subsequent to March 31, 2022, the following significant events occurred:

•	Portfolio Activity:

•	In April 2022, we invested $12.0 million in a secured first lien loan to Axios Industrial Group, LLC.

•	In April 2022, we invested $14.4 million in secured first lien debt and membership units to Salvo Technologies, Inc.

•	Distributions Declared: In April 2022, our Board of Directors declared the following monthly distributions to common stockholders for April, May, and June 2022:

Record Date	Payment Date	Distribution per Common Share
April 22, 2022	April 29, 2022	$0.0675
May 20, 2022	May 31, 2022	0.0675
June 22, 2022	June 30, 2022	0.0675

	Total for the Quarter	$0.2025

Comments from Gladstone Capital’s President, Bob Marcotte: “While net originations last quarter were soft given market conditions, the portfolio performed well and generated an elevated level of fee income to support the dividend increase announced in April. Going forward we are very well positioned to benefit from the impending increase in short-term interest rates given our floating rate investment portfolio and fixed rate liabilities and will continue to assess the outlook for portfolio growth, and net interest income increases, to sustain any future increases to the shareholder distributions.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, May 4, 2022, at 8:30 a.m. EDT. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 11, 2022. To hear the replay, please dial (877) 660-6853 and use playback conference number 13727660. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2022, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.